                                     FORM 19
                                  (Section  348)

                        PROVINCE  OF  BRITISH  COLUMBIA


                                               Certificate  of
                                               Incorporation  No.  57126


                               COMPANY  ACT

                            SPECIAL  RESOLUTION


     The following special resolution was passed by the company referred to below on the date stated:

Name  of  Company:            SILVERADO  GOLD  MINES  LTD.

Date  resolution  passed:     May  30,  2003

Resolution:

"RESOLVED,  as  a  special  resolution,  that:

     1.   the  Articles  of  the  Company  be  altered by repealing the existing
          Section 7.5 of the Articles and replacing with a new Section 7.5 as set forth below:

          "7.5 At all general meetings, except where otherwise provided by the Company Act or in these Articles, the presence of shareholders, either in person or by proxy, representing not less than one-third (33 1/3%) of the outstanding shares entitled to vote shall constitute a quorum for the transaction of business. In the event that a quorum is not present at a general meeting, then the meeting will be adjourned for a period of two weeks and will be reconvened at the same time on the date that is two weeks from the date of the originally scheduled meeting, at which time the quorum will be two persons entitled to vote. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum."

     2. the Board of Directors be authorized, in their sole discretion and without further approval of the members of the Company, to amend this special resolution as may be necessary to comply with any applicable legislation or the policies of such regulatory authorities and to revoke this special resolution before it is acted upon without further approval of the members of the Company."

Certified  a  true  copy  the  6th  day  of  June,  2003.
                                                     /s/  Garry  L.  Anselmo
                                        (Signature) ____________________________
                                                       PRESIDENT
                          (Relationship to Company) ____________________________